Exhibit (d)(41)

INVESTMENT SUB-SUBADVISORY AGREEMENT

Western Asset Management Company

This Agreement is entered into as of May 1, 2012 by and between Legg Mason Global Asset Allocation, LLC, a Delaware limited liability company (referred to herein as the “Subadviser”) and Western Asset Management Company, a California corporation (referred to herein as the “Sub-Subadviser”).

The Subadviser has been engaged by Transamerica Asset Management, Inc. (“TAM”) to provide certain investment advisory services with respect to the series of the Transamerica Series Trust (the “Trust”), an open-end investment company registered under the Investment Company Act (collectively with the rules and regulations promulgated thereunder any exemption orders thereunder, the “1940 Act”), designated on Schedule A hereto (the “Fund”). The Subadviser wishes to engage the Sub-Subadviser to provide certain investment advisory services with respect to the Fund, and the Sub-Subadviser is willing to furnish such services on the terms set forth herein. Such appointment does not relieve the Subadviser of any of its duties or obligations under the Subadvisory Agreement.

1. Appointment. In accordance with and subject to the Investment Subadvisory Agreement between the Subadviser and TAM with respect to the Fund (the “Subadvisory Agreement”), the Subadviser hereby appoints the Sub-Subadviser to act as a sub-subadviser with respect to the Fund for the period and on the terms set forth in this Agreement. The Sub-Subadviser accepts such appointment agrees to render or cause to be rendered the services set forth herein for the compensation herein specified.

2. Sub-Subadvisory Services. In its capacity as sub-subadviser to the Fund, the Sub-Subadviser shall have the following responsibilities:

(a)

Subject to the supervision of the Trust’s Board of Trustees (the “Board”), TAM and the Subadviser, the Sub-Subadviser shall regularly provide the Fund with respect to such portion of the Fund’s assets as shall be allocated to the Sub-Subadviser by the Subadviser from time to time (the “Allocated Assets”) with investment research, advice, management and supervision and shall furnish a continuous investment program for the Allocated Assets consistent with the Fund’s investment objectives, policies and restrictions, as stated in the Fund’s current Prospectus and Statement of Additional Information, and subject to such other restrictions and limitations as directed by the officers of TAM or the Trust by notice in writing to the Sub-Subadviser. The Sub-Subadviser shall, with respect to the Allocated Assets, determine from time to time what securities and other investments and instruments will be purchased, retained, sold or exchanged by the Fund and what portion of the Allocated Assets will be held in the various securities and other investments in which the Fund invests, and shall implement those decisions (including the negotiation and execution of investment documentation and agreements, including, without limitation, swap, futures, options and other agreements with counterparties, on the Fund’s behalf as the Sub-Subadviser deems appropriate from time to time in order to carry out its responsibilities hereunder, provided the Sub-Subadviser provides

TAM with copies of any new investment agreements and any material amendments to existing investment agreements before executing any transactions on behalf of the Fund that are governed by such documents), all subject to the provisions of the Trust’s Declaration of Trust and By-Laws (collectively, the “Governing Documents”), the 1940 Act, interpretive guidance issued thereunder by the SEC staff and any other applicable federal and state law, as well as the investment objectives, policies and restrictions of the Fund referred to above, any written instructions and directions of the Board or TAM provided to the Sub-Subadviser from time to time, and any other specific policies adopted by the Board and disclosed to the Sub-Subadviser in writing. The Sub-Subadviser’s responsibility for providing investment research, advice, management and supervision to the Fund is limited to that discrete portion of the Fund represented by the Allocated Assets and the Sub-Subadviser is prohibited from directly or indirectly consulting with any other subadviser for a portion of the Fund’s assets concerning Fund transactions in securities or other assets (other than the Subadviser). The Sub-Subadviser is authorized as the agent of the Trust to give instructions with respect to the Allocated Assets to the custodian of the Fund as to deliveries of securities and other investments and payments of cash for the account of the Fund. Subject to applicable provisions of the 1940 Act, the investment program to be provided hereunder may entail the investment of all or substantially all of the assets of the Fund in one or more investment companies.

(b)	The Sub-Subadviser will place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer, foreign currency dealer, futures commission merchant or others selected by it. In connection with the selection of such brokers or dealers and the placing of such orders, subject to applicable law, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to the Fund and/or the other accounts over which the Sub-Subadviser or its affiliates exercise investment discretion. The Sub-Subadviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Subadviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Sub-Subadviser and its affiliates have with respect to accounts over which they exercise investment discretion. The Board may adopt policies and procedures that modify and restrict the Sub-Subadviser’s authority regarding the execution of the Fund’s portfolio transactions provided herein.

(c)

The Fund hereby authorizes any entity or person associated with the Sub-Subadviser which is a member of a national securities exchange to effect any transaction on the exchange for the account of the Fund which is permitted by Section 11(a) of the Exchange Act and Rule 11a2-2(T) thereunder, and the Fund hereby consents to the retention of compensation for such transactions in accordance with Rule 1 1a2-2(T)(a)(2)(iv). Notwithstanding the foregoing, the Sub-Subadviser agrees that it will not deal with itself, or with Trustees of the Trust or any principal underwriter of the Fund (which shall be disclosed to the Sub-Subadviser by TAM in writing), as principals or agents in making purchases or sales of securities or other property for the account of the Fund, nor will it purchase any securities from an underwriting or selling group in which the Sub-Subadviscr or its affiliates is participating, or arrange for purchases and sales of securities between the Fund and another account advised by the Sub-Subadviser or its affiliates, except in each case as permitted by the 1940 Act and in accordance with such policies and procedures as may be adopted by the Fund from time to time, and will comply with all other provisions of the Governing Documents and the Fund’s then-current Prospectus and Statement of Additional Information relative to the Sub-Subadviser and its directors and officers,

(d)	Unless the Subadviser advises the Sub-Subadviser in writing that the right to vote proxies has been expressly reserved to TAM, the Subadviser or the Trust or otherwise delegated to another party, the Sub-Subadviser shall exercise voting rights incident to any security purchased with, or comprising a portion of, the Allocated Assets, in accordance with the Sub-Subadviser’s proxy voting policies and procedures without consultation with TAM, the Subadviser or the Fund. The Sub-Subadviser agrees to furnish a copy of its proxy voting policies and procedures, and any amendments thereto, to TAM and the Subadviser.

(e)	TAM and the Trust’s Valuation Committee shall have primary responsibility for valuation of the Fund’s assets. The Sub-Subadviser will be reasonably available to consult with TAM and the Trust’s Valuation Committee and to provide requested input concerning the valuation of portfolio securities. In addition, the Sub-Subadviser will promptly notify TAM in the event that the Sub-Subadviser becomes aware that the Funds is carrying a security at a value that the Sub- Subadviser believes does not fairly represent the price that could be obtained for the security in a current market transaction.

3. Activities of the Sub-Subadviser. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Sub-Subadviser to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of the Sub-Subadviser to engage in any other business or to render services of any kind, including investment advisory and management services, to any other fund, firm, individual or association. If the purchase or sale of securities for the Fund and one or more other accounts of the Sub-Subadviser is considered at or about the same time, transactions in such securities will be allocated among the accounts in a manner deemed equitable by the Sub-Subadviser. Such transactions may be combined, in accordance with applicable laws and regulations, and consistent with the Sub-Subadviser’s policies and procedures as presented to the Board from time to time.

4. Allocation of Charges and Expenses. During the term of this Agreement, the Fund will bear all expenses not expressly assumed by TAM, the Subadviser or the Sub-Subadviser incurred in the operation of the Fund and the offering of its shares. Without limiting the generality of the foregoing:

(a)	The Fund shall pay its allocable share of (i) fees payable to TAM pursuant to the Advisory Agreement; (ii) the cost (including brokerage commissions, if any) incurred in connection with purchases and sales of the Fund’s portfolio securities; (iii) expenses of organizing the Fund; (iv) filing fees and expenses relating to registering and qualifying and maintaining the registration and qualification of the Fund’s shares for sale under federal and state securities laws; (v) the compensation, fees and reimbursements paid to the Trust’s non-interested Trustees; (vi) custodian and transfer agent fees; (vii) legal and accounting expenses allocable to the Fund, including costs for local representation in the Trust’s jurisdiction of organization and fees and expenses of special counsel, if any, for the independent Trustees; (viii) all federal, state and local tax (including stamp, excise, income and franchise taxes) and the preparation and filing of all returns and reports in connection therewith; (ix) cost of certificates, if any, and delivery to purchasers; (x) expenses of preparing and filing reports with federal and state regulatory authorities; (xi) expenses of shareholders’ meetings and of preparing, printing and distributing proxy statements (unless otherwise agreed to by the Trust and TAM); (xii) costs of any liability, uncollectible items of deposit and other insurance or fidelity bonds; (xiii) any costs, expenses or losses arising out of any liability of, or claim for damage or other relief asserted against, the Trust for violation of any law; (xiv) expenses of preparing, typesetting and printing prospectuses and supplements thereto for existing shareholders and of reports and statements to shareholders; (xv) fees and expenses in connection with membership in investment company organizations and 12b-1 fees; and (xvi) any extraordinary expenses incurred by the Trust on behalf of the Fund.

(b)	TAM shall pay all expenses incurred by it in the performance of its duties under the Investment Advisory Agreement between the Trust and TAM. TAM shall also pay all fees payable to the Subadviser pursuant to the Subadvisory Agreement.

(c)	The Subadviser shall pay all expenses incurred by it in the performance of its duties under this Agreement. The Subadviser shall also pay all fees payable to the Sub-Subadviser pursuant to this Agreement.

(d)	The Sub-Subadviser shall pay all expenses incurred by it in the performance of its duties under this Agreement. The Sub-Subadviser shall authorize and permit any of its directors, officers and employees, who may be elected as Trustees or officers of the Trust, to serve in the capacities in which they are elected, and shall pay all compensation, fees and expenses of such Trustees and officers,

5. Obligation to Provide Information. Each party’s obligation to provide information shall be as follows:

(a)	The Subadviser shall cause the Sub-Subadviser to be kept fully informed at all times with regard to the securities owned by the Fund, its funds available, or to become available, for investment, and generally as to the condition of the Fund’s affairs. The Subadviser shall furnish the Sub-Subadviser with such other documents and information with regard to the Fund’s affairs as the Sub-Subadviser may from time to time reasonably request.

(b)	The Sub-Subadviser, at its expense, shall supply the Board, the officers of the Trust, TAM and the Subadviser with all information and reports reasonably required by them and reasonably available to the Sub-Subadviser relating to the services provided by the Sub-Subadviser hereunder, including such information the Fund’s Chief Compliance Officer reasonably believes necessary for compliance with Rule 38a-1 under the 1940 Act.

6. Compensation of the Sub-Subadviser. As compensation for the services performed by the Sub-Subadviser, the Subadviser shall pay the Sub-Subadviser out of the subadvisory fee it receives with respect to the Fund, and only to the extent thereof, as promptly as possible after the last day of each month, a fee, computed daily at an annual rate set forth opposite the Fund’s name on Schedule A annexed hereto. The first payment of the fee shall be made as promptly as possible at the end of the month succeeding the effective date of this Agreement, and shall constitute a full payment of the fee due the Sub-Subadviser for all services prior to that date. If this Agreement is terminated as of any date not the last day of a month, such fee shall be paid as promptly as possible after such date of termination, shall be based on the average daily net assets of the Fund or, if less, the portion thereof comprising the Allocated Assets, in that period from the beginning of such month to such date of termination, and shall be that proportion of such average daily net assets as the number of business days in such period bears to the number of business days in such month. The average daily net assets of the Fund, or portion thereof comprising the Allocated Assets, shall in all cases be based only on business days and be computed as of the time of the regular close of business of the New York Stock Exchange, or such other time as stated in the Fund’s then-current Prospectus or as may be determined by the Board.

7. Compensation of Trustees, Officers and Employees. No Trustee, officer or employee of the Trust or the Fund shall receive from the Trust or the Fund any salary or other compensation as such Trustee, officer or employee while he is at the same time a director, officer, or employee of the Sub-Subadviser or any affiliated company of the Sub-Subadviser, except as the Board may decide. This paragraph shall not apply to Trustees, executive committee members, consultants and other persons who are not regular members of the Sub-Subadviser’s or any affiliated company’s staff.

8. Term. This Agreement shall continue in effect with respect to the Fund, unless sooner terminated in accordance with its terms, for two years from its effective date, and shall continue in effect from year to year thereafter, provided such continuance is specifically approved at least annually by the vote of a majority of the Trustees who are not parties hereto or interested persons of any such party, cast in person at a meeting called for the purpose of voting on the approval of the terms of such renewal, and by either the Board or the affirmative vote of a majority of outstanding voting securities of that Fund.

9. Termination. This Agreement may be terminated with respect to the Fund at any time, without penalty, by the Board or by the shareholders of the Fund acting by vote of at least a majority of its outstanding voting securities. This Agreement may also be terminated by the Subadviser upon written notice to the Sub-Subadviser, without the payment of any penalty. The

Sub-Subadviser may terminate the Agreements only upon giving not less than 90 days’ advance written notice to the Fund and the Subadviser. This Agreement shall terminate automatically in the event of its assignment by the Sub-Subadviser and shall not be assignable by the Subadviser without the consent of the Sub-Subadviser. For the avoidance of doubt, it is understood that this Agreement may be amended, terminated or not renewed as to one or more Funds without affecting the other Funds hereunder,

10. Use of Name. If this Agreement is terminated with respect to the Fund and the Sub-Subadviser no longer serves as sub-subadviser with respect to the Fund, the Sub-Subadviser reserves the right to withdraw from the Trust the right to the use of its name with respect to that Fund or any name misleadingly implying a continuing relationship between the Fund and the Sub-Subadviser or any of its affiliates.

11. Liability of the Sub-Subadviser. The Sub-Subadviser may rely on information reasonably believed by it to be accurate and reliable. The Sub-Subadviser assumes no responsibility under this Agreement other than to render the services called for hereunder, in good faith, and shall not be liable for any error of judgment or mistake of law, or for any loss arising out of any investment or for any act or omission in the execution of securities transactions for the Fund, provided that nothing in this Agreement shall protect the Sub-Subadviser against any liability to the Subadviser, TAM or the Fund to which the Sub-Subadviser would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder. As used in this Section 11, the term the “Sub-Subadviser” shall include any affiliates of the Sub-Subadviser performing services for the Trust or the Fund contemplated hereby and the partners, shareholders, directors, officers and employees of the Sub-Subadviser and such affiliates.

12. Meanings of Certain Terms. For the purposes of this Agreement, the Fund’s “net assets” shall be determined as provided in the Fund’s then-current Prospectus and Statement of Additional Information and the terms “assignment,” “interested person,” and “majority of the outstanding voting securities” shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, regulation or order.

13. Amendments. No provision of this Agreement maybe changed, waived, discharged or terminated orally with respect to the Fund, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No material amendment of the Agreement shall be effective with respect to the Fund until approved, if so required by the 1940 Act, by vote of the holders of a majority outstanding voting securities of that Fund. Schedule A hereto may be amended at any time to add additional series of the Trust as agreed by the Trust, TAM, the Subadviser and the Sub-Subadviser.

14. Books and Records. The Sub-Subadviser agrees that it will keep records relating to its services hereunder in accordance with all applicable laws, and in compliance with the requirements of Rule 31 a-3 under the 1940 Act, the Sub-Subadviser hereby agrees that any records that it maintains for the Fund are the property of the Fund, and further agrees to surrender promptly to the Fund any of such records upon the Fund’s request. The Sub-Subadviser further agrees to arrange for the preservation of the records required to be maintained by Rule 31 a-1 under the 1940 Act for the periods prescribed by Rule 31 a-2 under the 1940 Act.

15. Miscellaneous. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors.

16. Governing Law. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Florida and the applicable provisions of the 1940 Act.

17. Interpretation. Nothing contained herein shall be deemed to require the Trust to take any action contrary to its Governing Documents, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Trust.

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The parties hereto have caused this Agreement to be executed by their duly authorized signatories as of the date and year first above written.

LEGG MASON GLOBAL ASSET ALLOCATION, LLC

By:	/s/ Y. Wayne Lin
Name:	Y. Wayne Lin
Title:	CAO, LMGAA

WESTERN ASSET MANAGEMENT COMPANY

By:	/s/ Steven K. Puodziunas
Name:	Steven K. Puodziunas
Title:	Head of Client Service & Marketing Support